UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 1, 2005

Dave & Buster's, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Missouri	0000943823	43-1532756
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2481 Manana Drive, Dallas, Texas		75220
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	214-904-2301

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.02. Results of Operations and Financial Condition.

The information in this Form 8-K, including the accompanying exhibit, shall not be deemed to be "filed" for the purposes of Section 18 of the Securities and Exchange Act of 1934 (the "Exchange Act"), or otherwise subject to the liability of such section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, regardless of the general incorporation language of such filing, except as shall be expressly set forth by specific reference in such filing.

On April 1, 2005, Dave & Buster’s, Inc., a Missouri corporation (the "Company"), issued a press release announcing a restatement of its previously issued consolidated financial statements. A copy of the press release is attached hereto as Exhibit 99.1.

Item 4.01. Changes in Registrant's Certifying Accountant.

On February 7, 2005, the Chief Accountant of the Securities and Exchange Commission issued a letter to the American Institute of Certified Public Accountants, which clarified existing generally accepted accounting principles applicable to leases. The Company has reviewed the principles covered in the letter with its Audit Committee and independent registered public accounting firm, Ernst & Young LLP, and, as a result, the Company has re-evaluated its lease accounting practices. Like many other restaurant and retail companies, the Company will correct the way it accounts for leases, specifically the accounting for construction allowances and rent holidays.

Management and the Audit Committee of the Board of Directors of the Company concluded on April 1, 2005 that the Company's previously reported financial results will be restated to correct its accounting for leases. Accordingly, such previously filed financial statements and the related independent auditors' reports should no longer be relied upon. Management and the Audit Committee discussed these matters with Ernst & Young LLP.

Historically, the Company has recognized straight line rent expense for leases beginning on the opening date of our entertainment complexes. This had the effect of excluding the build-out period of its complexes from the calculation of the period over which it expenses rent. The Company is now changing this practice to include the build-out period in the calculations of rent expense. Rent expense incurred during the build-out period will be capitalized as a component of the cost of the complexes and amortized over a period equal to the lesser of the initial non-cancelable lease term plus periods of expected renewal, or the useful life of the related assets.

Additionally, the Company is changing its classification of construction allowances in its consolidated balance sheets to include the allowances as a component of deferred rent liabilities, which will be amortized as a reduction to rent expense over the terms of the respective leases.

Historically, construction allowances have been recorded as a reduction of property and equipment and the related amortization has been classified as a reduction to depreciation and amortization expense. Furthermore, construction allowances will be presented as a component of cash flows from operating activities in the consolidated statements of cash flows. The Company's consolidated statements of cash flows have historically reflected construction allowances as a reduction of capital expenditures within investing activities.

The Company believes that the earnings impact of these changes is not material to the Company’s results of operations for any of the three fiscal years in the period ended January 30, 2005. The primary impact of these changes on the Company’s January 30, 2005 balance sheet is an increase to property and equipment, net and deferred lease liabilities by approximately $41 million and $47 million, respectively, and to reduce deferred tax liabilities and stockholders’ equity by approximately $2 million and $3 million, respectively. The primary impact of these changes on the Company's February 1, 2004 balance sheet is an increase to property and equipment, net of approximately $44 million, a reduction in deferred tax liability and stockholders’ equity of approximately $2 million and $3 million respectively and a corresponding $49 million increase to a deferred lease credit..

The Company will file its restated financial statements with its fiscal year 2004 Form 10-K filing as well as its fiscal year 2005 Form 10-Q filings.

Item 9.01. Financial Statements and Exhibits.

On April 1, 2005, Dave & Buster’s, Inc., a Missouri corporation (the "Company"), issued a press release announcing a restatement of its previously issued consolidated financial statements. A copy of the press release is attached hereto and incorporated herein as Exhibit 99.1.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dave & Buster's, Inc.

April 1, 2005	By:	/s/ W.C. Hammett, Jr.

Name: W.C. Hammett, Jr.
Title: CFO, Senior Vice President

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Exhibit Index

Exhibit No.	Description

99	04/01/2005 Press Release